                              [ORBCOMM(R) LOGO]

          ORBCOMM REPORTS 70% INCREASE IN SERVICE REVENUES AND NARROWS
               LOSS IN FIRST QUARTER 2007 OVER PRIOR YEAR QUARTER

         COMPANY ADDS MORE THAN 25,000 BILLABLE SUBSCRIBER COMMUNICATORS
                              IN THE FIRST QUARTER

FORT LEE, NJ, MAY 14, 2007 - ORBCOMM Inc. (Nasdaq: ORBC), a global satellite data communications company focused on two-way Machine-to-Machine (M2M) communications, today announced financial results for the first quarter ended March 31, 2007.

The company reports a 70.2% increase in service revenue of $1.7 million to approximately $4.0 million for the first quarter of 2007 from its growing base of billable subscriber communicators. Revenue from product sales of subscriber communicators decreased 50.5% in the first quarter from the comparable period in 2006 to $2.1 million, which resulted in a slight decline of $0.4 million in total revenues, from $6.4 million in the first quarter of 2006 to $6.0 million in the first quarter of 2007. Product sales can be uneven quarter by quarter, and the decrease in the first quarter over the comparable period in 2006 was due to a large order in the first quarter of 2006 from General Electric (GE). At March 31, 2007, ORBCOMM reported approximately 250,000 billable subscriber communicators, representing net additions of approximately 25,000, or an increase of 11.1% over the company's base of billable subscriber communicators at the end of 2006.

The net loss for the first quarter narrowed to $2.9 million from the net loss of $3.1 million reported for the first quarter of 2006. The net loss in the first quarter of 2007 includes stock-based compensation of $1.9 million compared to stock-based compensation of $0.3 million in the first quarter of 2006. Costs and expenses, less cost of product sales and stock-based compensation, increased 10.5% in the first quarter of 2007 over the first quarter of 2006, which was a rate of growth substantially lower than the full year 2006 growth rate of 33.6%.

 "Our service revenue growth reflects the steady growth in our base of billable subscriber communicators, and we're pleased that the growth rate in expenses is moderating as planned," said Jerome Eisenberg, ORBCOMM's Chief Executive Officer.

"We are excited by the year over year growth in service revenues and subscribers," added Marc Eisenberg, ORBCOMM's Chief Operating Officer. "ORBCOMM's 25,000 net additions for subscriber communicators in the first quarter was a good start to the year. We expect the first quarter to be the low point this year in net subscriber additions and total revenues. We anticipate improvement for the remainder of the year, as we are seeing large orders, more OEM standardization and new resellers coming on line."

The net loss applicable to common shares improved to $2.9 million from $5.4 million for the first quarter of 2007 and 2006, respectively, or $0.08 per common share (basic and diluted) versus $0.96 per common share (basic and diluted).

                                    - more -

"The expected moderation of growth rates for expenses demonstrates the scalability of our business model, which will allow us to increase service revenues with a modest increase in expenses that will lead to profitability," said Robert Costantini, ORBCOMM's Chief Financial Officer. "The growth in service revenues, in absolute and relative terms to product sales will reduce the quarterly volatility of our revenues. Excluding stock-based compensation and the cost of product sales, other operating expenses increased 10.5% in the first quarter of 2007 over the first quarter of 2006. The increased operating costs in the first quarter mostly reflect increases in costs for employees hired in 2006 after the first quarter compared to 2007."

BUSINESS HIGHLIGHTS

Selected recent business highlights include:

- The company has entered into an agreement with a large top tier cellular carrier to add terrestrial data services to the company's current satellite service. These services will be offered as dual mode satellite/cellular services. The combination of the two networks adds cellular bandwidth to satellite coverage at a very reasonable cost. The company expects to begin offering the combined service in the 3rd quarter of 2007, and there are also multiple hardware projects in development to support this service.

- The company has entered into a new 10 year manufacturing agreement with Quake Global, Inc. in connection with the global settlement agreement dismissing or discontinuing the legal proceedings between Quake Global, Inc. and the company and its wholly-owned subsidiary Stellar Satellite Communications, Ltd.

FINANCIAL RESULTS AND HIGHLIGHTS

BALANCE SHEET AND CASH FLOWS

Cash and marketable securities decreased by $2.9 million to $98.1 million as of March 31, 2007 from $101.0 million as of December 31, 2006. The company generated $0.7 million of cash from operating activities during the first quarter of 2007, compared to $6.7 million of cash used in operating activities in the first quarter of 2006. The company used cash for investments primarily in satellites and its ground segment totaling $3.0 million in the first quarter of 2007.

REVENUE

Service revenue increased in the first quarter of 2007 by $1.7 million to $4.0 million or 70.2% over the prior year period, generated from the company's growing base of billable subscriber communicators. Product sales can vary significantly from quarter to quarter and decreased by $2.1 million or 50.5% in the first quarter of 2007 compared to the first quarter of 2006. Due to the reductions in product sales, total revenue was $6.0 million in the first quarter, a decrease of $0.4 million or 6.6% from $6.4 million in the first quarter of 2006. Service revenue increased over the prior year period due to an increase of 81.6% in billable subscriber communicators on our communications system as of March 31, 2007 compared to March 31, 2006. The company expects growth in service revenue to continue throughout 2007. The number of billable subscriber communicators grows faster than service revenue due to a customary lag between subscriber communicator activations and recognition of service revenues. Revenue from product sales for the quarter were $2.0 million, a 50.5% decline from $4.1 million in the comparable period in 2006, primarily reflecting the large volume purchase in the first quarter of 2006 by GE, and also a sales return and a decrease in the average selling price of subscriber communicators primarily due to expected volume price reductions the company will receive from its contract manufacturer Delphi on 2007 inventory purchases. The company continues to believe that product sales can vary significantly from quarter to quarter, but expects product sales for the full year will increase from the full year 2006 level.

BILLABLE SUBSCRIBER COMMUNICATORS

Billable subscriber communicators are defined as subscriber communicators activated and currently billing or expected to be billing within 30 to 90 days.

As of March 31, 2007, there were approximately 250,000 billable subscriber communicators activated on the ORBCOMM data communications system, compared to approximately 138,000 billable subscriber communicators as of March 31, 2006, an increase of 81.6%. Billable subscriber net additions of approximately 25,000 units for the first quarter of 2007 represented an increase of 11.1% over the base of billable subscriber communicators as of December 31, 2006.

COSTS AND EXPENSES

Costs and expenses increased by 1.7%, or $0.2 million, to $10.1 million in the first quarter of 2007 compared to the first quarter of 2006. Higher staffing costs, stock-based compensation, repairs and maintenance, and public company costs such as investor relations and increased directors and officers insurance premiums were offset by a decrease in cost of products sold from lower product sales volume. The growth in costs and expenses less cost of product sales in the first quarter of 2007 was 36.4%, a lower growth rate than the 55.3% growth rate in costs and expenses less cost of product sales for the full year ended December 31, 2006. The expense increases in the first quarter of 2007 were driven by increases in employee count and employee costs as described above, including stock-based compensation of $1.9 million versus $0.3 million for the first quarter of 2006. Costs and expenses, less cost of product sales and stock-based compensation, increased in the first quarter of 2007 by 10.5% over the first quarter of 2006.

NET LOSS AND LOSS PER SHARE

Net loss narrowed to $2.9 million for the first quarter 2007 compared to a net loss of $3.1 million in the prior year period, a decrease of 6.4%. The net loss applicable to common shares of $2.9 million for the first quarter of 2007 compared to $5.4 million for the first quarter of 2006. Net loss applicable to common shares was $0.08 per common share (basic and diluted) versus $0.96 per common share (basic and diluted) for the first quarters of 2007 and 2006, respectively.

EBITDA AND ADJUSTED EBITDA

EBITDA is defined as earnings before interest income (expense), provision for income taxes and depreciation and amortization. The company believes that EBITDA is useful to management and investors in evaluating its operating performance because it is one of the primary measures used to evaluate the economic productivity of its operations. In addition, ORBCOMM's management uses EBITDA in presentations to its board of directors to enable it to have the same measurement of operating performance used by management and for planning purposes, including the preparation of its annual operating budget. ORBCOMM also believes that EBITDA less stock-based compensation expense (Adjusted EBITDA) is useful to investors to evaluate the company's core operating results and financial performance because the exclusion of stock-based compensation expense is useful given the significant variation in expense that can result from changes in the fair market value of the company's common stock. EBITDA and Adjusted EBITDA are not performance measures calculated in accordance with accounting principles generally accepted in the United States, or GAAP. While the company considers EBITDA and Adjusted EBITDA to be important measures of operating performance, they should be considered in addition to, and not as a substitute for, or superior to, net loss or other measures of financial performance prepared in accordance with GAAP and may be different than EBITDA and Adjusted EBITDA measures presented by other companies. A reconciliation table is presented among other financial tables at the end of this release.

EBITDA for the first quarter of 2007 was a loss of $3.6 million compared to a loss of $2.9 million in the first quarter 2006, due primarily to the increases in employee costs and stock-based compensation described above.

Adjusted EBITDA for the first quarter of 2007 was a loss of $1.7 million, an improvement over the loss of $2.6 million in the first quarter of 2006, adjusting for stock-based compensation in the first quarter of 2007 of $1.9 million and $0.3 million in the first quarter of 2006.

INVESTMENT COMMUNITY CONFERENCE CALL

ORBCOMM will host a conference call and webcast for the investment community this morning at 10:30 AM ET. Senior management will review the results, discuss ORBCOMM's business and address questions.

Domestic participants should dial 888-562-3356 at least ten minutes prior to the start of the call. International callers should dial 973-582-2700. The conference call identification number is 8745229. To access the replay, please dial 877-519-4471 (International 973-341-3080) and enter identification number 8745229. A replay of the conference call will be available from approximately 12:00 PM ET on Monday, May 14, 2007, through 11:59 PM ET on Friday, May 18, 2007.

Alternatively, to access the live webcast, please visit the company's website at www.orbcomm.com, click on `Investor Relations' and select `Presentations and Webcasts.' An archive of the webcast will be available following the call for the week.

ABOUT ORBCOMM INC.

ORBCOMM is a leading global satellite data communications company, focused on Machine-to-Machine (M2M) communications. Its customers include General Electric, Caterpillar Inc., Volvo Group and Komatsu Ltd. among other industry leaders. By means of a global network of 29 low-earth orbit (LEO) satellites and accompanying ground infrastructure, ORBCOMM's low-cost and reliable two-way data communications products and services track, monitor and control mobile and fixed assets in four core markets: commercial transportation; heavy equipment; industrial fixed assets; and marine/homeland security. The company's products are installed on trucks, containers, marine vessels, locomotives, backhoes, pipelines, oil wells, utility meters, storage tanks and other assets. ORBCOMM is headquartered in Fort Lee, New Jersey and has a network control center in Dulles, Virginia. For more information, visit www.orbcomm.com.

FORWARD-LOOKING STATEMENTS

Certain statements discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to our plans, objectives and expectations for future operations and are based upon management's current estimates and projections of future results or trends. Although we believe that our plans and objectives reflected in or suggested by these forward-looking statements are reasonable, we may not achieve these plans or objectives. Our actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: the substantial losses we have incurred and expect to continue to incur; demand for and market acceptance of our products and services and the applications developed by our resellers; technological changes; pricing pressures and other competitive factors; the inability of our international resellers to develop markets outside the United States; satellite launch failures, satellite launch and construction delays and cost overruns and in-orbit satellite failures or reduced performance; the failure of our system or reductions in levels of service due to technological malfunctions or deficiencies or other events; our inability to renew or expand our satellite constellation; financial market conditions and the results of financing efforts; political, legal regulatory, governmental, administrative and economic conditions and developments in the United States and other countries and territories in which we operate; changes in our business strategy; and the other risks described in our filings with the Securities and Exchange Commission. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS

INVESTOR INQUIRIES:                               MEDIA INQUIRIES:
Robert Costantini                                 Jennifer Lattif
Chief Financial Officer, ORBCOMM Inc.             The Abernathy MacGregor Group
703-433-6305                                      212-371-5999
Costantini.robert@orbcomm.com                     jcl@abmac.com

                            [FINANCIAL TABLES FOLLOW]

                                  ORBCOMM INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)
                                   (UNAUDITED)

                                                                      MARCH 31,      DECEMBER 31,
                                                                        2007             2006
                                                                      ---------      ------------
                                     ASSETS

CURRENT ASSETS:

   Cash and cash equivalents                                          $  47,012       $  62,139
   Marketable securities                                                 51,100          38,850
   Accounts receivable, net of allowances for doubtful accounts
     of $295 and $297 as of March 31, 2007 and December 31, 2006          5,045           5,185
   Inventories                                                            2,128           3,528
   Advances to contract manufacturer                                        150             177
   Prepaid expenses and other current assets                              1,861           1,354
                                                                      ---------       ---------
        Total current assets                                            107,296         111,233
Long-term receivable                                                        372             372
Satellite network and other equipment, net                               37,598          29,131
Intangible assets, net                                                    6,686           7,058
Other assets                                                                306             299
                                                                      ---------       ---------

        TOTAL ASSETS                                                  $ 152,258       $ 148,093
                                                                      =========       =========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

   Accounts payable                                                   $   3,038       $   3,438
   Accrued liabilities                                                   10,451           4,915
   Current portion of deferred revenue                                    2,223           2,083
                                                                      ---------       ---------
        Total current liabilities                                        15,712          10,436
Note payable - related party                                                930             879
Deferred revenue, net of current portion                                  7,939           8,066
                                                                      ---------       ---------
        Total liabilities                                                24,581          19,381
                                                                      ---------       ---------

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:

   Common stock, par value $0.001; 250,000,000 shares
     authorized; 37,187,134 and 36,923,715 shares issued and
     outstanding as of March 31, 2007 and December 31, 2006                  37              37
   Additional paid-in capital                                           190,845         188,917
   Accumulated other comprehensive loss                                    (419)           (395)
   Accumulated deficit                                                  (62,786)        (59,847)
                                                                      ---------       ---------
        Total stockholders' equity                                      127,677         128,712
                                                                      ---------       ---------

        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                    $ 152,258       $ 148,093
                                                                      =========       =========

                                  ORBCOMM INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                   (UNAUDITED)

                                                                  THREE MONTHS ENDED
                                                                      MARCH 31,
                                                                ---------------------
                                                                  2007         2006
                                                                --------     --------
REVENUES:
     Service revenues                                           $  3,950     $  2,321
     Product sales                                                 2,011        4,059
                                                                --------     --------
        Total revenues                                             5,961        6,380
                                                                --------     --------

COSTS AND EXPENSES (1):
     Costs of services                                             2,353        2,057
     Costs of product sales                                        2,106        4,076
     Selling, general and administrative                           5,311        3,328
     Product development                                             360          498
                                                                --------     --------
        Total costs and expenses                                  10,130        9,959
                                                                --------     --------

LOSS FROM OPERATIONS                                              (4,169)      (3,579)

OTHER INCOME (EXPENSE):
     Interest income                                               1,279          455
     Other income                                                      3            -
     Interest expense                                                (52)         (17)
                                                                --------     --------
        Total other income                                         1,230          438
                                                                --------     --------

NET LOSS                                                        $ (2,939)    $ (3,141)
                                                                ========     ========

NET LOSS APPLICABLE TO COMMON SHARES                            $ (2,939)    $ (5,448)
                                                                ========     ========

NET LOSS PER COMMON SHARE:
     Basic and diluted                                          $  (0.08)    $  (0.96)
                                                                ========     ========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
     Basic and diluted                                            37,036        5,690
                                                                ========     ========

(1) STOCK-BASED COMPENSATION INCLUDED IN COSTS AND EXPENSES:
          Costs of services                                     $    220     $      8
          Costs of product sales                                      29            -
          Selling, general and administrative                      1,637          328
          Product development                                         42            5
                                                                --------     --------
                                                                $  1,928     $    341
                                                                --------     --------

                                  ORBCOMM INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                                                      THREE MONTHS ENDED
                                                                                          MARCH 31,
                                                                                    ---------------------
                                                                                       2007        2006
                                                                                    ----------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                                                          $ (2,939)  $  (3,141)
   Adjustments to reconcile net loss to net cash provided by (used in)
      operating activities:
      Change in allowance for doubtful accounts                                            (2)       (258)
      Inventory impairments                                                                 -         336
      Depreciation and amortization                                                       542         656
      Accretion on note payable - related party                                            33          33
      Stock-based compensation                                                          1,928         341
   Changes in operating assets and liabilities:
      Accounts receivable                                                                 142      (2,982)
      Inventories                                                                       1,400        (505)
      Advances to contract manufacturer                                                    27         276
      Prepaid expenses and other current assets                                          (514)       (186)
      Accounts payable and accrued liabilities                                            105      (1,918)
      Deferred revenue                                                                     13         679
                                                                                    ---------   ---------
      Net cash provided by (used in) operating activities                                 735      (6,669)
                                                                                    ---------   ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures                                                                (3,007)       (754)
   Purchase of marketable securities                                                  (19,050)          -
   Sale of marketable securities                                                        6,800           -
                                                                                    ---------   ---------
      Net cash used in investing activities                                           (15,257)       (754)
                                                                                    ---------   ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Payment of offering costs in connection with initial public offering                  (599)          -
   Proceeds from issuance of Series B preferred stock,
               net of issuance costs of $113                                                -       1,465
   Payment of Series A preferred stock dividends                                            -      (8,027)
                                                                                    ---------   ---------
      Net cash used in financing activities                                              (599)     (6,562)
                                                                                    ---------   ---------

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS                               (6)        (26)
                                                                                    ---------   ---------

NET DECREASE IN CASH AND CASH EQUIVALENTS                                             (15,127)    (14,011)

CASH AND CASH EQUIVALENTS:
   Beginning of period                                                                 62,139      68,663
                                                                                    ---------   ---------

   End of period                                                                    $  47,012   $  54,652
                                                                                    =========   =========

SUPPLEMENTAL CASH FLOW DISCLOSURES:
   Non cash financing activities -
   Preferred stock dividends accrued                                                $       -   $   2,179
                                                                                    =========   =========

The following table reconciles our Net Loss to EBITDA and Adjusted EBITDA for the periods shown:

                                                          THREE MONTHS ENDED
                                                               MARCH 31,
                                                      -------------------------
                                                          2007          2006
                                                      ----------     ----------
                                                            (IN THOUSANDS)
NET LOSS                                              $   (2,939)    $   (3,141)
INTEREST (INCOME) -- EXPENSE                              (1,227)          (438)
DEPRECIATION AND AMORTIZATION                                542            656
                                                      ----------     ----------

EBITDA                                                $   (3,624)    $   (2,923)
                                                      ==========     ==========

STOCK-BASED COMPENSATION                                   1,928            341
                                                      ==========     ==========

ADJUSTED EBITDA                                       $   (1,696)    $   (2,582)
                                                      ==========     ==========